Exhibit 10.18
AGREEMENT AND GENERAL RELEASE
This Agreement and General Release (“Agreement”), dated as of December 31, 2005, is between Phelps Dodge Corporation (“Company”) and David L. Pulatie (“Pulatie”). This Agreement is entered into in order to (i) provide Pulatie with special benefits, (ii) resolve all matters relating to Pulatie’s employment with, and separation from, the Company, and (iii) provide the Company with protection against any claims.
The Company and Pulatie, therefore, agree as follows:
1.	Pulatie’s last day of employment with the Company will be December 31, 2005. Pulatie will resign from all positions he holds with the Company and with each of the Company’s subsidiaries and affiliated entities on December 31, 2005. At the request of the Company, Pulatie agrees to execute any documents to effectuate or to facilitate his resignations.
2.	Pulatie has 7,434 stock options (2,534 under Grant Number 004695 and 4,900 under Grant Number 004946, collectively the “Options”) granted under the Phelps Dodge 2003 Stock Option and Restricted Stock Plan (“Plan”) that otherwise are not exercisable in 2005. In accordance with the terms and conditions of the Plan, the Compensation Committee (“Committee”) of the Company’s Board of Directors has exercised its discretion and determined that these Options shall be exercisable by Pulatie as of December 31, 2005. Consistent with the applicable Plan provisions, Pulatie will have until December 31, 2006 to exercise these Options. If the Options are not exercised by that date they will terminate.
3.	Pulatie has 8,740 shares of restricted stock (2,100 under Grant Number 004275; 3,740 under Grant Number 004740; and 2,900 under Grant Number 004998, collectively the “Restricted Shares”), that have been awarded to him with restricted periods that do not lapse in 2005. In accordance with the terms and conditions of the Plan, the Committee has exercised its discretion and determined that the restricted period on these Restricted Shares shall lapse as of December 31, 2005.
4.	Pulatie shall deliver to the Company (a) any documents, materials, files, or computer files, or copies, reproductions, duplicates, transcriptions, or replicas thereof, relating to the Company’s business or affairs, which are in Pulatie’s possession or control, or of which Pulatie is aware, and (b) any documents, materials, files, computer files or copies, reproductions, duplicates, transcriptions or replicas thereof, which are in Pulatie’s possession or control, or of which Pulatie is aware, belonging to the Company or any other affiliated entities. Pulatie will make a diligent search for such documents, materials, files, computer files and other property. Pulatie will deliver these items to the Company by December 31, 2005.
5.	Pulatie agrees that during the course of his employment with the Company, he had access to confidential and proprietary information concerning the Company including but not limited to such matters as the Company’s trade secrets, strategic plans, programs (including, without limitation, the Company’s computer software programs), procedures, manuals, confidential

Pulatie Agreement

reports and communications, lists of customers, and sources of supply. That information was disclosed to Pulatie in confidence and solely for use by or on behalf of the Company. Pulatie has no ownership right or interest in that confidential and proprietary information. Pulatie agrees that he will keep that information confidential at all times after his employment, and that he will not, directly or indirectly, disclose, divulge, reveal, report, publish, transfer, or use, for any purpose whatsoever, that information on his own behalf or on behalf of any other person or entity.
6.	Pulatie acknowledges that all of the following information and materials are “Protected Information” belonging to the Company and shall be subject to the provisions of Paragraph 5 of this Agreement and shall be kept strictly confidential, even if not physically marked as such:
a.	Production processes, strategic plans, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data, and other materials and information relating to the Company’s business and activities and the manner in which the Company does business;

b.	Discoveries, concepts, and ideas including, without limitation, the nature and results of research and development activities, processes, formulas, inventions, equipment or technology, techniques, “know-how,” designs, drawings and specifications, and patent applications;

c.	Any other materials or information related to the Company’s business or activities which are not generally known to others engaged in similar businesses or activities and which are not in the public domain; and

d.	All ideas which are derived from or relate to Pulatie’s access to or knowledge of any of the above enumerated materials and information.
7.	Pulatie understands that the special benefits he will receive by this Agreement are not required by the Company’s policies. Pulatie also understands that if he and the Company did not have this Agreement, he would not be getting these special benefits. Pulatie and the Company agree that the fact that they are making this Agreement does not mean that the Company had any obligation or liability to Pulatie.
8.	Pulatie will keep this Agreement confidential. He will only talk about it with his immediate family, his attorney, and his accountant or tax and financial advisor, and they will not discuss it with anyone else.
9.	This Agreement may not be changed orally, but only by a written agreement signed by Pulatie and the Company.

Pulatie Agreement

10.	Pulatie agrees not to bring any suit or claim against the Company or any of its related entities or individuals with respect to any matter, including those related to his employment with the Company or his separation from that employment. Therefore, Pulatie, for himself and his heirs, executors, administrators, representatives, agents, and assigns, forever releases the Company and its parents, subsidiaries, successors, predecessors, and affiliated entities, and their officers, directors, agents, employees, shareholders, attorneys, and representatives, from any and all claims, demands, liabilities, obligations, suits, charges, actions, and causes of action, whether known or unknown, past or present, accrued or not accrued, as of the date Pulatie signs this Agreement. The items released include, but are not limited to, matters relating to or arising out of his employment or separation from employment. Some examples of items released are claims under federal, state, or local laws, such as the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Arizona Civil Rights Act, any common law, tort, or contract claims, and any claims for attorneys’ fees and costs. This provision, of course, does not affect Pulatie’s rights, if any, to benefits under the Company’s benefit plans in accordance with the terms of those plans, or to make a complaint to any state or federal agency with respect to issues related to his employment with the Company.

11.	Pulatie understands and agrees that the Company will suffer irreparable harm in the event that he breaches any of his obligations under this Agreement and that monetary damages will be inadequate to compensate the Company for such breach. Accordingly, Pulatie agrees that, in the event of his breach or threatened breach of any of the provisions of this Agreement, the Company, in addition to and not in limitation of any other rights, remedies, or damages available to the Company at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction, and permanent injunction in order to prevent or to restrain any such breach by Pulatie or by any or all of his partners, co-venturers, employers, employees, servants, agents, representatives, and any and all persons directly or indirectly acting for, or on behalf of, or with him. The Company may seek such relief pursuant to a court action notwithstanding the arbitration provision set forth in Paragraph 14 of this Agreement.

12.	The provisions of this Agreement are severable. This means that if any provision is invalid, it will not affect the validity of the other provisions. If the scope of any restrictions of this Agreement should ever be deemed to exceed that permitted by applicable law or be otherwise overbroad, Pulatie agrees that a court of competent jurisdiction shall enforce that restriction to the maximum scope permitted by law under the circumstances.

13.	The laws of the State of Arizona will apply to this Agreement.

14.	Any disputes arising in connection with this Agreement, other than disputes arising under Paragraphs 5, 6, 7, 14, and 15 shall be resolved by binding arbitration in accordance with the rules and procedures of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction of this matter.

Pulatie Agreement

Costs of the arbitration shall be borne equally by the parties. Unless the arbitrator otherwise determines, the party that does not prevail in any such action shall reimburse the other party for his or its reasonable attorneys’ fees incurred with respect to such arbitration.
15.	Pulatie agrees not to challenge this Agreement. If he attempts to do so, he must first return to the Company all of the pay and benefits he received as consideration for entering into this Agreement within 14 days’ of the Company’s written demand for payment. Notwithstanding any other provision of this Paragraph 15 to the contrary, the parties acknowledge and agree that Pulatie’s rights to challenge the validity of this Agreement under the ADEA, as amended by the Older Workers Benefit Protection Act, including any challenge of the knowing and voluntary nature of this Agreement, are not otherwise affected by the above provisions of this Paragraph 15 or any other provision of this Agreement. Company and Pulatie acknowledge and agree that Pulatie is not required to return or tender back any consideration received for this Agreement in the event he brings a claim challenging the validity of this Agreement under the ADEA, as amended. In the event Pulatie successfully challenges the validity of this Agreement and prevails on the merits of any ADEA claim, the Company is entitled to set-off, recoupment, or restitution against any consideration paid Pulatie under this Agreement to the extent of the consideration paid or the damages awarded, whichever is the lesser.
16.	Pulatie has been advised by the Company to talk with an attorney of his choice before signing this Agreement. He has been given a period of at least 21 days to consider this Agreement, and he has had an opportunity to talk with an attorney about this Agreement.
17.	Pulatie may revoke this Agreement. Pulatie may do so during the seven calendar days after the date he signs it. If Pulatie wishes to revoke the Agreement, he must do so in writing and his written notice of revocation must be sent to Ramiro G. Peru (“Peru”), Executive Vice President & Chief Financial Officer, Phelps Dodge Corporation, One North Central Avenue, Phoenix, AZ 85004. To be effective, Peru must receive the revocation of the Agreement during the seven calendar days after the day Pulatie signs it. If Pulatie revokes this Agreement in accordance with this Paragraph, (i) his exercise of any Options and (ii) the award of any shares of stock in exchange for Restricted Shares will be void and this Agreement shall not otherwise be enforceable. Prior to the eighth calendar day after Pulatie signs this Agreement, the Company has no obligation to deliver any shares of stock to Pulatie upon his exercise of any Options or in exchange for any Restricted Shares.
18.	Pulatie has carefully considered his obligations as stated in this Agreement and agrees that the restrictions contained in this Agreement are fair and reasonable and are reasonably required for the Company’s protection. Pulatie has carefully read this Agreement, he has had an opportunity to ask questions about it, he understands it, and he agrees to all of its provisions. Pulatie understands that by signing this Agreement, he agrees not to sue or bring any claim against the Company or any other entity or person he has released from claims. Pulatie has made this Agreement voluntarily and without any duress.

Pulatie Agreement

19.	This agreement supercedes and replaces all prior discussions, understandings, and oral agreements between the parties and contains the entire agreement between them on the matters herein contained.

David L. Pulatie	Phelps Dodge Corporation

/s/ David L. Pulatie	/s/ R.G. Peru Ramiro G. Peru
Executive Vice President & Chief Financial Officer

12/31/05	1/9/06
Date	Date